Exhibit 12.1

PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio or Earnings to Fixed Charges
(1,000's)

		Three
		Months
Line		Ended	Year Ended December 31,
No.		3/31/06	2005	2004	2003	2002	2001
	Fixed charges, as defined by the Securities and
	Exchange Commission:

1	Interest on Long-term Debt	$ 22,351	$ 75,736	$ 46,702	$ 59,429	$ 56,409	$ 62,716
2	Amortization of Debt Premium, Discount
	and Expenses	1,058	3,642	2,697	2,838	2,302	2,346
3	Other Interest	4,974	14,299	2,319	5,423	2,859	(42)
4	Estimated Interest Factor of Lease Rental Charges	5,568	20,643	19,617	20,452	23,233	22,856

5	Total Fixed Charges	$ 34,131	$ 114,320	$ 71,335	$ 88,142	$ 84,803	$ 87,876

	Earnings, as defined by the Securities and
	Exchange Commission:

6	Consolidated Net Earnings from Continuing
	Operations	$ 26,457	$ 71,021	$ 88,258	$ 59,138	$ 64,272	$ 150,433
7	Income Taxes	15,348	32,861	49,247	27,889	33,032	81,063
8	Add Fixed Charges as Above	34,131	114,320	71,335	88,142	84,803	87,876

9	Earnings Available for Fixed Charges	$ 75,936	$ 218,202	$ 208,840	$ 175,169	$ 182,107	$ 319,372

10	Ratio for Earnings to Fixed Charges	2.22	1.91	2.93	1.99	2.15	3.63